UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 23, 2012

Nilam Resources Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-135980	98-0487414
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1480 Benevides Street, Sixth Floor "B"

Miraflores, Lima 18, Peru

(Address of Principal Executive Officers)

Registrant's telephone number, including area code:  1-604-639-6250

______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.  Non-Reliance on previously filed financial statements..

On January 2012, the Company’s audit committee discussed with its independent accountants, MNP LLC, the Form 10K for the period ended April 30, 2011 in depth.  On February 14, 2012, the Company decided to restate its Form 10K for the period ended April 30, 2011.  The company’s Form 10K amendments to restate the financial statements will be filed as soon as practicable.

On November 20, 2007, the Company issued a promissory note in the amount of $60,000 to a related party. On June 10, 2009, this promissory note was settled with 12,000,000 common shares of the Company (Notes 4 and 5). The common shares issued on settlement of the notes were assigned a value of $1,680,000, which was calculated based on the trading value of the Company’s stock on the date the settlement was approved by the Board of Directors. The Company presented this transaction as a capital transaction in its financial statements for the year ended April 30, 2010, however the Company has determined that the difference between the carrying amount of the debt and the value of the common shares issued should have been recorded as a loss on extinguishment.

On February 10, 2009, the Company, through its wholly owned Peruvian subsidiary, acquired the right, title and interest in and to Linderos mining concessions, Peru. In consideration for the property, the Company issued 20,000,000 of it common shares, which it valued at $200,000.   The Company has determined that common shares issued should have been valued at their then trading price of $0.36 per share, resulting in a valuation of the Linderos property of $7,200,000.  Subsequent to recording the property at $7,200,000 the company wrote the property down to the fair value of $200,000.

The financial statements previously filed for the years ended April 30, 2011, 2010 and 2009 can no longer be relied upon for the reasons described above.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2012	Nilam Resources Inc.

/s/ Shahin Tabatabaei

Shahin Tabatabaei, Director, Chief Executive Officer, and Acting Principal Accounting Officer

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